UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

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Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc.

Item 1: On May 11, 2015, Shareholders for Change at The Children’s Place issued the following press release:

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS THAT THE CHILDREN’S PLACE SHAREHOLDERS VOTE THE BLUE PROXY CARD

ISS States That “The Company Has Substantially Underperformed in a Variety of Profitability and Efficiency Measures”

ISS Notes Further That “There are Several Aspects of Board Oversight Which Could Be Improved, Particularly the Willingness to Hold Management Accountable for Performance Outcomes”

ISS Concludes That Shareholders for Change at The Children’s Place “Has Made a Compelling Case That Change is Warranted” on The Children’s Place Board in Supporting Election of Robert L. Mettler

Shareholders for Change at The Children’s Place Urges All Shareholders to Vote the BLUE Proxy Card TODAY to Elect its Two Highly Qualified Nominees - Seth R. Johnson and Robert L. Mettler

NEW YORK, NY - May 11, 2015 – Shareholders for Change at The Children’s Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) (NASDAQ:PLCE), is deeply gratified to have received Institutional Shareholder Services’ (“ISS”) support and affirmation that change is needed at The Children’s Place.  Shareholders for Change at The Children’s Place also appreciates the strong support it has received from its fellow shareholders to date and urges shareholders to remain focused on the core issues in this contest – The Children’s Place’s persistent underperformance for which the current Board has failed to hold management accountable.  Shareholders for Change at The Children’s Place believes the election of its nominees to the Board of Directors (the “Board”) at the Company’s upcoming 2015 annual meeting (the “Annual Meeting”) is the most effective way to enhance shareholder value and restore investor confidence at The Children’s Place.

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest.  In its report, ISS focused on the Company’s sustained operating and TSR underperformance, among other things.  ISS concluded that shareholders should vote on the BLUE proxy card stating:

“In light of the compelling need for change at the board level and the alignment of the dissident nominee's skills and experiences with the challenges this board currently faces, support FOR dissident nominee Mettler is warranted.”

Shareholders for Change at The Children’s Place urges all shareholders to vote the BLUE proxy card TODAY to elect its two highly qualified nominees – Seth R. Johnson and Robert L. Mettler.

Excerpts from ISS’ Analysis & Recommendation

On The Children’s Place’s Sustained Total Shareholder Return (TSR) Underperformance:

“The company underperformed its only publicly traded peer, Carter's, as well as the S&P retail and specialty retail indexes, over both the 3- and 5-year periods prior to the dissident's public announcement of its strategies to increase shareholder value.”

On The Children’s Place’s Poor Operating Performance:

“More tellingly, though, it also underperformed Carter’s and its own historical performance in key financial metrics, and particularly in trends on revenue and gross margin, over a sustained period. Despite starting at approximately the same point on revenue, and higher on gross margin, as Carter's in 2009, by 2014 Carter's had grown its revenue to one-and-a-half times the Company's, and improved its gross margin to a 560 basis point advantage. Some of this was due to good execution from Carter's, which has grown its gross margin; some of it was also due to weaker execution at The Children's Place, whose margin compression suggests that performance could be enhanced through improved oversight.”

 “The company has argued that its performance under this CEO must be understood in the context of a turnaround, as she inherited a weak company with subpar performance and a dysfunctional management team when she was appointed in January 2010.  During FY2009 (ended January 30, 2010), the company produced the highest GAAP earnings per share and the second highest revenue, net income, and EBITDA in its history since IPO. As the financial data indicates, relative to 2009, the company has substantially underperformed in a variety of profitability and efficiency measures, including gross profit, EBITDA, net income, free cash flow, ROA, ROE, inventory turnover, and average sales per store.”

On The Children’s Place’s Insufficient Excuses for its Underperformance:

 “The company has cited industry ‘headwinds’ for its underperformance. The headwinds would have included increased competition from e-commerce and the decline in birth rates, as analyzed above; it is also important to note, however, that the CEO entered the position at the tipping point of economic recovery from the financial crisis. The retail industry as a whole benefited from this ‘tailwind’ as well, especially in areas relating to increased household income and consumer confidence, among other things, suggesting that macroeconomic effects – over the full tenure since 2010 – cannot fully explain the company's operational underperformance, versus operating peers or its own 2009 performance.”

On the Need for Change on The Children’s Place Board:

“There are several aspects of board oversight which could be improved, particularly the willingness to hold management accountable for performance outcomes – including through compensation practices.  Given that much of the performance issues appear to be in the blocking-and-tackling of operations – particularly merchandizing, inventory control, and supply chain management – adding additional expertise in these issues at the board level might be advisable.”

In Noting that Shareholder Activism Likely Influenced the Company’s Recently Released Earnings Results:

 “Unfortunately for shareholders, however, this is as yet a single quarter, and it comes in the midst of a very public discussion about whether the company has been performing as well as it should – raising the question of whether, without an activist pressing these questions, these results would have been as strong.  Turnarounds take time, but even still the quarterly results would have been more unequivocally compelling had they come earlier than 5 years into the ‘turnaround’ the company touts.”

Shareholders for Change at The Children’s Place urges all shareholders to vote for change at The Children’s Place on the BLUE proxy card TODAY to elect its two highly-qualified nominees at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc. at the numbers listed below.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550
800-515-4507 (Toll-free)

Item 2: The following materials were posted by Shareholders for Change at The Children’s Place to http://www.changeplce.com: